Exhibit 99.2

Cohesant Technologies Announces the Election of Terry Ozan as a Director

    INDIANAPOLIS--(BUSINESS WIRE)--March 24, 2006--Cohesant Technologies Inc.'s (Nasdaq:COHT) Board of Directors announced today the election of Terry Ozan as a director, increasing the size of the Board of Directors to six. Mr. Ozan, 59, has extensive governance and operational experience as a retired chief executive of Ernst & Young's Worldwide Consulting Services. Ernst & Young's former consulting services are now a part of Capgemini, a $7 billion company that provides consulting, technology and outsourcing services to thousands of companies around the world. Mr. Ozan continues to serve on the Board of Capgemini as well as State Industrial Products, a chemical manufacturer and supplier that is privately owned.
    "Mr. Ozan brings an extensive skill set to Cohesant's board," said Dwight Goodman, Chairman. "We look forward to his contributions."
    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispensing equipment and specialty coating products, performs renewal and rehabilitation of plumbing lines and licenses proprietary technology in the renewal and rehabilitation markets, under the Cohesant Materials, CuraFlo, GlasCraft, and Raven trade names. These systems and products offer innovative lining technology providing corrosion protection and renewal of infrastructure in commercial, institutional, municipal and residential sectors of the water, wastewater and industrial markets.

    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of the CuraFlo acquisition and the Company's ability to expand its licensing and rehabilitation business.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317 871-7611